Filed Pursuant To Rule 433

Registration No. 333-217785

September 27, 2017

INSTITUTIONAL ETF RESOURCES
When Precision Matters
STATE STREET GLOBAL ADVISORS SPDR

Institutional ETF Resources
YOUR CHALLENGES. OUR SOLUTIONS.
The SPDR Institutional Team partners with experts
throughout the broader SSGA organization. We provide our
clients with tailored solutions across the asset allocation
spectrum to help meet their dynamic challenges.
Highlighted below are 5 Key Institutional ETF themes, developed from working closely with our clients and listening to their needs.
SECTOR / FIXED INCOME SMART BETA
Client Need Client Need
INDUSTRY Alternative to individual bonds Efficient exposure to established which have become more expensive factors, offering the potential for
INVESTING due to lower inventory higher risk-adjusted returns
Client Need SPDR Solutions SPDR Solutions
Liquid, low cost exposure to a wide JNK | SJNK | SRLN | FLRN | ITR QEMM | QEFA
variety of US sectors & industries SCPB | CWB
SPDR Solutions
Sector SPDRs | Industry SPDRs
State Street Global Advisors 2

Institutional ETF Resources
MILESTONES OF INNOVATION
State Street Global Advisors (SSGA) works closely with investors to fully understand their needs. From our roots as an indexing pioneer, to our capabilities in active, smart beta and alternatives, our clients’ investing challenges have been a catalyst for our innovation for more than 35 years.
1993 SPY — The first US Listed ETF which today is the
largest ETF and also the most heavily traded listed
security in the world.1
1998 DIA — SSGA launches SPDR Dow Jones
Industrial Average ETF.
Sector SPDRs, the industry’s first family of
sector-specific ETFs, which divide the S&P 500
into nine sectors.
1999 Tracker Fund of Hong Kong (TraHK),
Asia ex-Japan’s first ETF from SSGA
and the government of Hong Kong.2
2000 SSGA expands its product offering by launching four
style based, and two specialized ETFs.
2001 Introduction of the first locally listed SPDR ETFs
in Europe.
2003 SSGA’s assets under management surpass $1 trillion.
2004 GLD® — The first US gold-backed ETF, launched with a
World Gold Council US subsidiary as sponsor, raises more
than $2 billion in its first two months of trading.
2006 RWX — The first international real estate ETF.
2007 BWX — The first international treasury bond ETF.
2008 EWX — Launch of the emerging markets small cap ETF.
2009 CWB — The first convertible securities ETF.
2010 SSGA’s assets under management surpass $2 trillion.
IBND — The first international corporate bond ETF.
2012 RLY, INKM, GAL — Introduction of SSGA managed
active asset allocation ETFs.
2013 SRLN — The first actively managed senior loan ETF,
managed by Blackstone / GSO.
2014 QEMM, QCAN, QEFA, QDEU, QJPN, QGBR, QWLD
— Suite of multi-factor ETFs.
LOWC — The first low carbon global equity ETF.
2015 TOTL — An actively managed fixed income ETF
in partnership with Jeffrey Gundlach and DoubleLine
Capital, exceeds more than $1 billion in assets in less
than a year.
SPYX — The first S&P 500 fossil fuel free ETF.
ONEY, ONEO, ONEV — Smart beta strategies that
may offer income generation, low volatility and
alpha potential.
2016 SHE — Exposure to U.S. large cap companies
with the highest level of gender diversity amongst
senior leadership.
EEMX, EFAX — SSGA adds to its family of ESG products by
introducing two fossil fuel free ETFs.
1 Bloomberg Finance LP., State Street Global Advisors, as of 6/30/17
2 Diversification does not ensure a profit or guarantee against loss.
State Street Global Advisors 3

Institutional ETF Resources
ENVIRONMENTAL, ETFS & FUTURES ALTERNATIVES
Client Need Client Need
SOCIAL & Alternative to futures which have Added portfolio diversification and a become more expensive due to potential hedge against inflation GOVERNANCE higher financing costs SPDR Solutions
SPDR Solutions GLD Client Need
SPY | GLD | FEZ
Tools to address emerging client portfolio considerations including carbon exposure and gender diversity
SPDR Solutions
LOWC | SPYX | EEMX | EFAX | SHE
State Street Global Advisors 4

Institutional ETF Resources
Learn More
For more information, contact our
SPDR ETF Institutional Sales & Capital Markets Team
SPDR Asset Manager Sales
USSPDR-AssetManager@ssga.com
SPDR Asset Owner Sales
USSPDR-AssetOwner@ssga.com
SPDR ETF Capital Markets
SPDRCapitalMarketsUS@ssga.com
SPDR ETF Fixed Income Group
SPDR_ETF_FIG@ssga.com
SPDR + GO on Bloomberg
spdrs.com | blog.spdrs.com
About Us
For nearly four decades, State Street Global Advisors has been committed to helping financial professionals, and those who rely on them, achieve their investment objectives. We partner with institutions and financial professionals to help them reach their goals through a rigorous, research-driven process spanning both active and index disciplines. We take pride in working closely with our clients to develop precise investment strategies, including our pioneering family of SPDR® ETFs. With trillions* in assets under management, our scale and global footprint provide access to markets and asset classes, and allow us to deliver expert insights and investment solutions.
State Street Global Advisors is the investment management arm of State Street Corporation.
* Assets under management were $2.61 trillion as of August 31, 2017. AUM reflects approx.
$34.01 billion (as of August 31, 2017) with respect to which State Street Global Advisors Funds Distributors, LLC serves as marketing agent; State Street Global Advisors Funds Distributors, LLC and State Street Global Advisors are affiliated.
About SPDR Exchange Traded Funds
SPDR ETFs are a comprehensive family spanning an array of international and domestic asset classes. SPDR ETFs are managed by SSGA Funds Management, Inc., a registered investment adviser and wholly owned subsidiary of State Street Corporation. The funds provide investors with the flexibility to select investments that are precisely aligned to their investment strategy. Recognized as an industry pioneer, State Street created the first US listed ETF in 1993 (SPDR S&P 500®
– Ticker SPY) and has remained on the forefront of responsible innovation, as evidenced by the introduction of many ground-breaking products, including first-to-market launches with gold, international real estate, international fixed income, and sector ETFs. For more information, visit spdrs.com
State Street Global Advisors 5

ssga.com | blog.spdrs.com
For investment professional use only. Not for public use.
State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.
Important risk information
Investing involves risk, and you could lose money on an investment in GLD. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.
Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factorssuch as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.
Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.
Diversification does not ensure a profit or guarantee against loss.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Shares Trust (“GLD®”): The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the
GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distibuted electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec. gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoingexpenses, the amount of gold represented by each Share will decline over time to that extent.
For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com Actively managed funds do not seek to replicate the performance of a specified index. An actively managed fund may underperform its benchmark. An investment in the fund is not appropriate for all investors and is not intended to be a complete investment program. Investing in the fund involves risks, including the risk that investors may receive little or no return on the investment or that investors may lose part or even all of the investment. The values of debt securities may decrease as a result of many factors, including, by way of example, general market fluctuations; increases in interest rates; actual or perceived inability or unwillingness of issuers, guarantors or liquidity providersto make scheduled principal or interest payments; illiquidity in debt securities markets; andprepayments of principal, which often must be reinvested in obligations paying interest at lower rates.
Foreign (non-U.S.) Securities may be subject to greater political, economic, environmental, credit and information risks. Foreign securities may be subject to higher volatility than U.S. securities, due to varying degrees of regulation and limited liquidity. These risks are magnified in emerging markets.
Equity securities may fluctuate in value in response to the activities of individual companies and general market and economic conditions.
While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress. Investments in Senior Loans are subject to credit risk and general investment risk. Credit risk refers to the possibility that the borrower of a Senior Loan will be unable and/or unwilling to make timely interest payments and/or repay the principal onits obligation. Default in the payment of interest or principal on a Senior Loan will result in a reduction in the value of the Senior Loan and consequently a reduction in the value of the Portfolio’s investments and a potential decrease in the net asset value (“NAV”) of the Portfolio.
Investing in high yield fixed income securities, otherwise known as “junk bonds”, is considered speculative and involves greater risk of loss of principal and interest than investing in investment grade fixed income securities. These Lower-quality debt securities involve greater risk of default or price changes due to potential changes in the credit quality of the issuer.
Dividend paying securities can fall out of favor causing securities to underperform companies that do not pay dividends. Changes in dividend policiesof companies may adversely affect fund performance.
Passively managed funds hold a range of securities that, in the aggregate, approximates the full Index in terms of key risk factors and other characteristics. This may cause the fund to experience tracking errors relative to performance of the index.
Standard & Poor’s, S&P and SPDR are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of DowJones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index. Distributor: State Street Global Advisors Funds Distributors, LLC member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Portfolio Solutions Distributor, Inc.is distributor for Select Sector SPDRs. ALPS Portfolio Solutions Distributor, Inc. is not affiliated with State Street Global Advisors Funds Distributors, LLC. SSGA Funds Management has retained GSO Capital Partners & DoubleLine Capital LP as the sub-advisor.
GSO Capital Partners and DoubleLine Capital LP are not affiliated with State Street Global Advisors Funds Distributors, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 1-866-787-2257 or visit spdrs.com. Read it carefully.
Not FDIC Insured • No Bank Guarantee • May Lose Value
© 2017 State Street Corporation. All Rights Reserved.
ID10035-IBG-24380 0917 Exp. Date: 09/30/2018 SPD001380

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.